Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

AquaVenture Holdings Limited:

We consent to the use of our report dated March 12, 2018, with respect to the consolidated balance sheets of AquaVenture Holdings Limited (formerly known as AquaVenture Holdings LLC) as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2017, incorporated by reference herein.

/s/ KPMG LLP

Providence, Rhode Island

March 12, 2018